===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               US RENTALS, INC.
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                         [LOGO OF U.S. RENTALS, INC.]
                         1581 CUMMINS DRIVE, SUITE 155
                           MODESTO, CALIFORNIA 95358

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of U.S. Rentals, Inc., which will be held at the Century Plaza Hotel and Tower, 2025 Avenue of the Stars, Los Angeles, California 90067 on Thursday, May 7, 1998, at 9:00 AM (local time).

  At the Annual Meeting, holders of Common Stock will be asked to elect seven Directors. In addition, holders of Common Stock will be asked to ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the 1998 calendar year. The attached Proxy Statement contains information about these matters.

  The Company's management would like you to attend. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card which will indicate your vote upon the matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

  I hope you will be able to attend the Annual Meeting and look forward to seeing you on May 7, 1998.

                                          Sincerely,

                                          /s/ Richard D. Colburn

                                          Richard D. Colburn
                                          Chairman of the Board

March 31, 1998

                         [LOGO OF U.S. RENTALS, INC.]
                         1581 CUMMINS DRIVE, SUITE 155
                           MODESTO, CALIFORNIA 95358


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 7, 1998

  The Annual Meeting of Stockholders of U.S. Rentals, Inc. (the "Company") will be held on Thursday, May 7, 1998, at 9:00 AM (local time) at the Century Plaza Hotel and Tower, 2025 Avenue of the Stars, Los Angeles, California for the following purposes:

  (1)  To elect seven Directors for a one-year term;

  (2) To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the 1998 fiscal year; and

  (3) To transact any other business that properly comes before the Annual Meeting.

  Only stockholders of record at the close of business on March 12, 1998, will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournment thereof. Each stockholder, even though he or she may presently intend to attend the Annual Meeting, is requested to sign and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw his or her proxy card and vote in person on each matter properly brought before the Annual Meeting.

  Please sign, date and mail the enclosed proxy card promptly in the enclosed envelope so that your shares of stock may be represented at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ John S. McKinney

                                          John S. McKinney
                                          Chief Financial Officer,
                                          Vice President and
                                          Assistant Secretary
March 31, 1998

                         [LOGO OF U.S. RENTALS, INC.]
                         1581 CUMMINS DRIVE, SUITE 155
                           MODESTO, CALIFORNIA 95358

                                PROXY STATEMENT

                                    GENERAL

  U.S. Rentals, Inc. (the "Company") is furnishing this Proxy Statement to the holders of Common Stock of the Company (the "Stockholders") in connection with the solicitation of proxies for use at the Company's Annual Meeting of Stockholders to be held on Thursday, May 7, 1998, at 9:00 AM (local time) and at any adjournment thereof. The Annual Meeting of Stockholders will be held at the Century Plaza Hotel and Tower, 2025 Avenue of the Stars, Los Angeles, California.

  The Board of Directors of the Company is making this solicitation. The Company's principal executive offices are located at 1581 Cummins Drive, Suite 155, Modesto, California 95358, telephone (209) 544-9000. This Proxy Statement, proxy card and Notice of Annual Meeting of Stockholders are being mailed to Stockholders on or about March 31, 1998.

  The shares represented by any proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies received by the Company on which no specification has been made by the Stockholder will be voted in favor of the nominees to the Board of Directors listed in this Proxy Statement and for the ratification of Price Waterhouse LLP as the Company's independent public accountants for the 1998 fiscal year.

  Any Stockholder may revoke his or her proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Assistant Secretary of the Company at the address of the Company indicated above. A Stockholder may give notice by filing a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

  Stockholders of record at the close of business on March 12, 1998, are entitled to notice of, and to vote at, the Annual Meeting. On March 12, 1998, the issued and outstanding voting securities of the Company consisted of 30,759,975 shares of Common Stock.

  The Company will pay the cost of this proxy solicitation. Brokers and nominees should forward soliciting materials to the beneficial owners of the stock held of record by such persons. The Company will reimburse such persons for their reasonable forwarding expenses. In addition to the use of the mails, Directors, officers and regular employees of the Company may solicit proxies by personal contact, telephone or other means of communication, but they will not receive additional compensation for such efforts.

                               VOTING SECURITIES

  The Stockholders have one vote per share on all matters on which they are entitled to vote. The Stockholders will elect seven Directors, each of whom will be elected for a one-year term.

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the meeting. Assuming the presence of such a quorum, the Directors will be elected by a majority of the votes cast by the holders of the Common Stock. Richard D. Colburn, the Chairman of the Board of Directors, is the beneficial owner of over 50% of the Common Stock, and thus has the power to elect the entire board and pass any other matters presented to the Stockholders.

  The affirmative vote of a majority of the outstanding shares of all shares of Common Stock, present in person or by proxy at a properly held meeting, is required to ratify the appointment of Price Waterhouse LLP as independent public accountants for the Company for the 1998 fiscal year.

  The inspector of elections appointed by the Company will count all votes cast in person or by proxy at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but they will not be treated as votes cast for purposes of determining the approval of any matter submitted for a vote of the Stockholders. If a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes but will not be counted in determining the number of shares necessary for approval.

                              BOARD OF DIRECTORS

                             ELECTION OF DIRECTORS

  The seven nominees proposed for election as Directors at the Annual Meeting are Richard D. Colburn, William F. Berry, John S. McKinney, James P. Miscoll, Robert D. Paulson, Keith W. Renken and Jeremiah H. B. Kean. Each Director will serve until the next annual meeting of Stockholders or until his or her successor is elected and qualified, or until the earlier of a Director's death, resignation or removal.

  PROXIES IN THE ENCLOSED FORM WILL BE VOTED, UNLESS AUTHORITY IS WITHHELD, FOR THE SEVEN NOMINEES FOR DIRECTOR NAMED BELOW. Each nominee has indicated his willingness to serve if elected, but if any nominee should become unable to serve, the proxies solicited hereby will be voted for the election of such other person as the Company's Directors shall select. The information below concerning each nominee has been furnished to the Company by such nominee.

                      NOMINEES FOR ELECTION AS DIRECTORS

  The nominees for election to the Board of Directors to represent the Stockholders are:

                                                                         FIRST
                                                                         YEAR
   NAME OF NOMINEE   AGE*             PRINCIPAL OCCUPATION              ELECTED
   ---------------   ---- -------------------------------------------   -------
 Richard D. Colburn   86  Chairman of the Board of Directors             1975
 William F. Berry     45  President and Chief Executive Officer          1996
 John S. McKinney     43  Vice President-Finance, Chief Financial
                          Officer, and Assistant Secretary               1996
 James P. Miscoll     63  Director of AdAstra Resource Corporation,
                          Chela Financial, Coast Federal Financial,
                          Inc., Motive Power Industries, Inc.,
                          Rykoff-Sexton, Inc., and Senior Advisor to
                          America International Group, Inc.              1997
 Robert D. Paulson    52  Chief Executive Officer of Aerostar Capital
                          L.L.C., a private equity investment company    1997
 Keith W. Renken      63  Professor at University of Southern
                          California School of Accounting                1997
 Jeremiah H. B. Kean  61  Independent Business Consultant                 --

--------
 * As of March 31, 1998.

  RICHARD D. COLBURN purchased the Company (under its previous name of Leasing Enterprises, Inc.) on December 31, 1975, and has been Chairman of the Board of Directors since that date. Mr. Colburn, a private investor, owned 100% of the Company prior to the Company's initial public offering in February 1997 (the "IPO").

  WILLIAM F. BERRY has been an employee of the Company and its predecessor since 1966, became the Company's President and Chief Executive Officer in January 1987 and became a Director in 1996. In his more than 30 years with the Company and its predecessor (the "Predecessor"), Mr. Berry has held numerous operational and managerial positions, including Profit Center Manager, Division Manager and Regional Vice President.

  JOHN S. MCKINNEY has been the Vice President-Finance and Chief Financial Officer of the Company since 1990 and became a Director in 1996. Mr. McKinney joined the Company in 1988 as Controller, and held that position until being promoted to his current positions. Prior to joining the Company, Mr. McKinney served as the controller of an electrical wholesale company, held various financial positions with Iomega Corporation and spent several years as a certified public accountant with Arthur Andersen LLP.

  JAMES P. MISCOLL, who became a Director in 1997, was the Vice Chairman/Executive Officer, Southern California, for Bank of America from 1985 through 1992. Mr. Miscoll was also a member of Bank of America's Managing Committee from 1981 through 1992 and the Social Policy Committee from 1980 through 1992. Mr. Miscoll retired from Bank of America in July 1992 and is currently a member of the board of directors of AdAstra Resource Corporation, Chela Financial, Coast Federal Financial, Inc., Motive Power Industries, Inc., Rykoff-Sexton, Inc., and Senior Advisor to America International Group, Inc.

  ROBERT D. PAULSON, who became a Director in 1997, is currently the Chief Executive Officer of Aerostar Capital, L.L.C., a private equity investment company focused on the aerospace industry. In 1997, Mr. Paulson retired as a Director of McKinsey & Company, after 26 years of service.

  KEITH W. RENKEN, who became a Director in 1997, was a Senior Partner of Deloitte & Touche from 1983 to 1992. Mr. Renken currently serves as a consultant and professor at the University of Southern California (Executive in Residence). Mr. Renken is currently a member of the board of directors of Coast Federal Financial, Inc., Pacific Golf Properties, Inc. and Aon Risk Services, Inc. (Advisory Board).

  JEREMIAH H. B. KEAN, who is being nominated to become a Director at the Annual Meeting, currently serves as an independent consultant to various businesses, advising clients on acquisition activities and various operating matters. From 1975 to 1997, Mr. Kean served as an executive of Rolled Alloys Management Services, Inc., a provider of management and consulting services.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTORS LISTED ABOVE.

                           COMPENSATION OF DIRECTORS

  In consideration for acting as a Director of the Company, each non-employee Director is paid $25,000 for each year of service, as well as a per diem fee of $1,000 for each Board of Directors, Compensation Committee and Audit Committee meeting they attend. In addition, each chairman of a committee of the Board of Directors is paid $5,000 for each year of service. The Chairman of the Board of Directors receives $60,000 for each year of service. The Company's non-employee Directors have also received, and will continue to receive, options to purchase shares of the Common Stock in accordance with the 1997 Performance Award Plan (the "1997 Plan").

                      MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors held five meetings during 1997. All directors attended at least 75% of the meetings held while they were on the Board except for Mr. Colburn who attended two meetings.

                     COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

  The Company's Audit Committee, comprised of Messrs. Renken (Chairman), Miscoll and Paulson, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of such audit engagement, approves professional services provided by the independent public accountants, reviews independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee, which was established in April 1997, met one time in 1997 and such meeting was attended by all members.

Compensation Committee

  The Company's Compensation Committee, comprised of Messrs. Miscoll (Chairman), Renken and Paulson, determines compensation of the Company's executive officers and administers (the 1997 Plan). The current executive officers' salaries were set for 1997 by the Board of Directors prior to the establishment of the Compensation Committee, but the Compensation Committee, subject to existing employment agreements, has set the 1998 salaries. See "Compensation Committee Report." The Compensation Committee, which was established in April 1997, met one time in 1997 and such meeting was attended by all members.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of March 15, 1998, by
(i) all those known by the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, (ii) each Director of the Company and executive officer of the Company and (iii) all Directors and executive officers of the Company as a group. The address of each person listed is in care of the Company, 1581 Cummins Drive, Suite 155, Modesto, California 95358, unless otherwise indicated.




                                                          SHARES    PERCENTAGE
                                                       BENEFICIALLY   OF ALL
                                                          OWNED       COMMON
                                                       ------------   STOCK
   NAME OF BENEFICIAL OWNER                             NUMBER(1)   OUTSTANDING
   ------------------------                            ------------ -----------
   Richard D. Colburn.................................  20,748,975     67.5%
   William F. Berry...................................     225,593        *
   John S. McKinney...................................     115,746        *
   Grace M. Crickette.................................       5,000        *
   William F. Locklin.................................      16,000        *
   Steven E. Nadelman.................................      16,000        *
   James P. Miscoll(2)................................       5,500        *
   Robert D. Paulson(3)...............................       5,500        *
   Keith W. Renken(4).................................       2,000        *
   All executive officers and Directors as a group (9
    persons)..........................................  21,140,314     68.0%

--------
(1) Gives effect to options exercisable within 60 days of March 15, 1998.
(2) The address for Mr. Miscoll is c/o Bank of America, 555 California Street, 11th Floor, San Francisco, California 94104.
(3) The address for Mr. Paulson is c/o Aerostar Capital, LLC, 590 South Sandhill Crane Road, P.O. Box 1106, Wilson, Wyoming 83014-1106.
(4) The address for Mr. Renken is c/o Deloitte & Touche, 1000 Wilshire Boulevard, Los Angeles, California 90017.
 *  Less than 1 percent.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

  In February 1997 the Company consummated its initial public offering of its Common Stock (the "IPO"), and shortly thereafter the Board of Directors established the Compensation Committee. The Compensation Committee currently consists of Messrs. Miscoll (Chairman), Paulson, and Renken, all of whom are independent, non-employee Directors. The Compensation Committee is responsible for determining the compensation levels of the senior officers of the Company. The Compensation Committee also administers the Company's 1997 Plan and determines awards to be made under such plan to the Company's officers as well as all other eligible individuals.

  The Compensation Committee may consider other forms of compensation, both short and long-term, in addition to those described below, designed to link compensation with achieving financial targets.

  Base Salary. Basic compensation paid to Messrs. Berry and McKinney during 1997 was established, subject to modification by the Compensation Committee, pursuant to pre-existing multi-year employment contracts between the executives and the Company. The Compensation Committee intends to modify the base salaries of Messrs. Berry and McKinney, as well as set base salaries of the Company's other executives, at levels designed to attract and retain highly qualified individuals by offering a competitive salary.

  Bonus Compensation. Bonuses for 1997 were approved by the Compensation Committee, based upon the recommendation of the Chairman of the Board. The bonuses were based on the Company's profit sharing program. See the "Profit Sharing Plan" section of this Proxy Statement.

  Equity Based Compensation. The Compensation Committee will provide long-term incentives linked to an increase in stock value by awarding, in amounts, to persons, and at times it believes appropriate, stock options at the fair market value on the date of grant.

  The Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility to the Company of cash compensation in excess of $1 million paid to the chief executive officer and the four highest compensated executive officers during any taxable year, unless such compensation meets certain requirements. The Company believes its bonus plan complies with the rules under Section 162(m) for treatment as performance-based compensation, allowing the Company to fully deduct compensation paid to executives under its plans.

                          THE COMPENSATION COMMITTEE

          James P. Miscoll     Robert D. Paulson     Keith W. Renken

--------
 * This section of the Proxy Statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of the Company pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the section by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either such Acts.

                      COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

  The following table sets forth, for 1997, 1996 and 1995, a summary of compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers (the "Named Executive Officers") of the Company:

                          SUMMARY COMPENSATION TABLE

                                                   LONG TERM
                                                  COMPENSATION
                                     ANNUAL       ------------
                                  COMPENSATION     OPTIONS TO
    NAME AND PRINCIPAL          -----------------   PURCHASE    ALL OTHER
         POSITION          YEAR  SALARY  BONUS(1) COMMON STOCK COMPENSATION
    ------------------     ---- -------- -------- ------------ ------------
William F. Berry           1997 $169,232 $562,500  2,254,925   $13,610,201(2)
 President and Chief       1996  145,000  400,000        --        260,418(3)
  Executive Officer        1995  120,000  330,000        --            --

John S. McKinney           1997  169,232  150,000  1,127,462     6,825,201(4)
 Vice President - Finance
  and                      1996  104,167  120,000        --        159,893(5)
 Chief Financial Officer   1995  100,000  110,000        --            --

William F. Locklin         1997  129,900  150,000     80,000        *
 Vice President and Region
  Manager                  1996  104,167  120,000        --         *
                           1995  100,000  110,000        --         *

Steven E. Nadelman         1997  129,900  150,000     80,000        *
 Vice President and Region
  Manager                  1996  104,167  120,000        --         *
                           1995  100,000  110,000        --         *

Grace M. Crickette         1997   90,000   50,000     20,000        *
 Vice President - Risk
  Management               1996   72,500   35,000        --         *
                           1995   60,000   25,000        --         *

--------
 * Less than $50,000 or 10% of the total salary and bonus for said year.
(1) Shown in year earned, but paid in subsequent year.
(2) Includes (i) $13,333,333 one-time compensation payment made prior to the Company's IPO in 1997; (ii) $266,668 of vested but not paid deferred compensation earned pursuant to Mr. Berry's employment agreement, (iii) $10,000 of director and executive committee fees paid for the first two months of 1997, and (iv) $200 of 401(k) matching contributions by the Company.
(3) Includes (i) $200,218 of vested but not paid deferred compensation earned pursuant to Mr. Berry's employment, (ii) $60,000 of director and executive committee fees, and (iii) $200 of 401(k) matching contributions by the Company.
(4) Includes (i) $6,681,667 one-time compensation payment made prior to the Company's IPO in 1997; (ii) $133,334 of vested but not paid deferred compensation earned pursuant to Mr. McKinney's employment agreement, (iii) $10,000 of director and executive committee fees paid for the first two months of 1997, and (iv) $200 of 401(k) matching contributions by the Company.
(5) Includes (i) $99,693 of vested but not paid deferred compensation earned pursuant to Mr. McKinney's employment, (ii) $60,000 of director and executive committee fees, and (iii) $200 of 401(k) matching contributions by the Company.

           EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION ARRANGEMENTS

                             EMPLOYMENT AGREEMENTS

  Effective upon consummation of the IPO, the Company entered into seven-year employment agreements with each of William F. Berry and John S. McKinney. Messrs. Berry and McKinney have the option to extend their respective agreements for up to three years. During the term of Mr. Berry's employment agreement, his compensation will consist of a minimum annual base salary of $150,000, participation in the Company's profit sharing program, deferred compensation (as described below), and fringe benefits similar to those of other senior executives of the Company. If Mr. Berry's employment is terminated, he will also be subject to a two-year restriction on competition with the Company. Under Mr. Berry's agreement, he will be entitled to receive deferred compensation of approximately $2.7 million on the earliest of December 31, 2006, death, disability, a Change in Control Event (as defined in the 1997 Plan) or termination without cause. If Mr. Berry voluntarily terminates his employment with the Company or if his employment is terminated for cause, he will be entitled to an amount equal to the vested portion of such deferred compensation, initially equal to 10% and increasing 10% per year. Mr. McKinney's employment agreement is substantially identical to Mr. Berry's except that Mr. McKinney's minimum annual base salary will be $105,000 and his deferred compensation will be approximately $1.3 million.

  In February 1997, Messrs. Berry and McKinney were issued options to purchase 2,254,925 and 1,127,462 shares, respectively, of Common Stock under the 1997 Plan with an exercise price per share equal to the IPO price of $20.00. The options will vest in ten equal installments over a 9.5 year period commencing upon the first anniversary of the date in which the options were granted.

                              PROFIT SHARING PLAN

  An integral part of the Company's operating philosophy is an innovative profit sharing program applicable to all levels of employees. Profit sharing is earned at each Profit Center based on each Profit Center's operating income in excess of a pre-determined return on net assets (as set by the Board each year) at such location. Profit sharing is accrued throughout the year and paid in cash in March of the following year. The program does not limit the amount of profit sharing compensation an employee may earn.

  Profit sharing is paid to locations that are profitable, with discretionary exceptions in some cases for start-up locations that generally are not profitable until after their first year of operations. Unprofitable locations generally must make up cumulative losses for the prior two years before becoming eligible for profit sharing. In addition, a portion of the profit sharing funds earned by all Profit Centers is distributed to the Company's officers, region managers, employees of the credit offices, region offices, service centers, and corporate headquarters staff, and to other personnel deserving of special recognition, as recommended by the President and approved by the Compensation Committee.

                        401(k) SAVINGS AND THRIFT PLAN

  The Company has a defined contribution 401(k) plan that covers substantially all full-time employees who have been employed by the Company for over one year and have worked at least 1,000 hours. The 401(k) plan allows all employees to defer amounts up to the statutory limit each year. The Company has a discretionary matching program under which, in 1997, the Company matched 50% of employee contributions up to a maximum contribution by the Company of $200 per employee.

                          1997 PERFORMANCE AWARD PLAN

  The Company established the 1997 Plan to attract, reward and retain talented and experienced officers, other key employees and certain other eligible persons (collectively, "Eligible Persons") who may be granted awards from time to time by the Company's Board of Directors or the Company's Compensation Committee (the "Committee").

  Awards under the 1997 Plan may be in the form of nonqualified stock options, incentive stock options, stock appreciation rights ("SARs"), restricted stock, performance shares, stock bonuses, or cash bonuses based on performance. Awards may be granted singly or in combination with other awards. Any cash bonuses would be paid based upon the extent to which performance goals set by the Committee are met during the performance period. Awards under the 1997 Plan generally are nontransferable by a holder (other than by will or the laws of descent and distribution) and rights thereunder generally are exercisable, during the holder's lifetime, only by the holder, subject to such exceptions as may be authorized by the Committee.

  The 1997 Plan is administered by the Committee. The Committee has the authority to (i) designate recipients of awards, (ii) determine or modify the provisions of awards, including vesting provisions, terms of exercise of an award and expiration dates, (iii) approve the form of award agreements, and
(iv) construe and interpret the 1997 Plan. The Committee has the discretion to accelerate and extend the exercisability or term and establish the events of termination or reversion of outstanding awards. Upon a Change in Control Event (as defined in the Plan, each option and SAR will become immediately exercisable, restricted stock will immediately vest free of restrictions and the number of shares, cash or other property covered by each performance share award will be issued to the grantee of such award, unless the Committee determines to the contrary.

  The Company's Board of Directors has the authority to amend, suspend or discontinue the 1997 Plan at any time, but no such action will affect any outstanding award in any manner adverse to the participant without the consent of the participant. The 1997 Plan may be amended by the Board of Directors without stockholder approval unless such approval is required by the applicable law. The 1997 Plan will remain in existence as to all outstanding awards until such awards are exercised or terminated. The maximum term of unvested or unexercised options, SARs and other rights to acquire Common Stock under the 1997 Plan is 10 years after the initial date of award. No award can be made after the tenth anniversary of the date on which the Board of Directors approved the 1997 Plan.

  The maximum number of shares of Common Stock that may be issued in respect of awards under the 1997 Plan is 4,600,000 shares. The number of shares of Common Stock subject to awards granted to any individual in any calendar year is limited to 2,500,000. The number and kind of shares available for grant and the shares subject to outstanding awards will be adjusted to reflect the effect of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, extraordinary dividend or other distribution or other similar transaction. If any award expires or is cancelled or terminated without having been exercised or paid in full, or if any Common Stock subject to a restricted stock award does not vest or is not delivered, the unpurchased, unvested or undelivered shares will again be available for award under the 1997 Plan. No incentive stock option may be granted at a price that is less than fair market value of the Common Stock (less than 110% of fair market value of the Common Stock on the date of grant for certain participants) on the date of grant.

  Under the 1997 Plan, each Director who is not an employee (except for the Principal Stockholder) (each a "Non-Employee Director") is granted stock options to purchase 2,500 shares of Common Stock upon becoming a Director at an exercise price equal to the market price of the Common Stock on that date. In addition, at the close of trading on the day of the annual stockholders meeting in each calendar year during the term of the 1997 Plan, each person who is a Non-Employee Director as of such date will be granted stock options to purchase 1,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on that date. No Non-Employee Director may receive options to purchase more than 10,000 shares of Common Stock under the 1997 Plan. All Non-Employee Director stock options have a 10-year term and vest in equal annual installments over a five-year period commencing on the first anniversary of the grant date. If a Non-Employee Director's services are terminated for any reason other than the Director's death, disability or retirement, any portion of stock options held by such Director that are exercisable remain exercisable for six months after such termination of services or until the expiration of the term of such option, whichever occurs first. If the Non-Employee Director dies, becomes disabled or retires, stock options held by such Director become exercisable immediately and remain exercisable for two years after the date of such termination of services.

  The current federal income tax consequences of awards authorized under the 1997 Plan follow certain basic patterns. Generally, awards under the 1997 Plan that are includable in income of the recipient at the time of award or exercise (such as nonqualified stock options, SARs, restricted stock and performance awards) are deductible by the Company, and awards that are not required to be included in income of the recipient at such times (such as incentive stock options) are not deductible by the Company.

                       OPTION GRANTS IN FISCAL YEAR 1997

  The following table provides details regarding stock options granted to the Named Executive Officers in 1997.

                                    INDIVIDUAL GRANTS
                      ---------------------------------------------
                                  PERCENT OF
                      NUMBER OF  TOTAL OPTIONS
                      SECURITIES  GRANTED TO                        GRANT DATE
                      UNDERLYING   EMPLOYEES   EXERCISE               PRESENT
                       OPTIONS      IN LAST      PRICE   EXPIRATION    VALUE
NAME                  GRANTED(1)  FISCAL YEAR  PER SHARE    DATE      ($)(2)
----                  ---------- ------------- --------- ---------- -----------
William F. Berry..... 2,254,925      55.4%      $20.00    2/19/07   $18,225,700
John S. McKinney..... 1,127,462      27.7%      $20.00    2/19/07   $ 9,112,846
William F. Locklin...    80,000       2.0%      $20.00    2/19/07   $   465,588
Steven E. Nadelman...    80,000       2.0%      $20.00    2/19/07   $   465,588
Grace M. Crickette...    20,000       0.5%      $20.00    2/19/07   $   116,397

--------
(1) Other than Messrs. Berry and McKinney's options, which vest over a 9.5 year period in ten equal installments, the options listed vest in equal 20% annual installments over a period of five years commencing on the first anniversary of the grant date.
(2) The estimate of the value was developed solely for the purposes of comparative disclosure in accordance with the rules and regulations of the SEC and is not intended to predict future prices of the Common Stock. The estimate was developed using the Black-Scholes option pricing model incorporating the following weighted-average assumptions: dividend yield of 0%; expected volatility of 32%; risk-free interest rate ranging from 5.84% to 6.61%, and expected lives ranging from 3 to 5.25 years. The actual value of the options will vary in accordance with the market price of the Common Stock.

  AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND FISCAL YEAR-END OPTION
                                     VALUE

  The following table reflects stock option exercises by the Named Executive Officers during 1997. In addition, this table reflects the number of shares underlying both exercisable and non-exercisable stock options as of December 31, 1997. Also reflected are the values for "in-the-money" options.

                                                       NUMBER OF     VALUE OF
                                                      SECURITIES    UNEXERCISED
                                                      UNDERLYING   IN-THE-MONEY
                                                      OPTIONS AT    OPTIONS AT
                                                       FY-END(1)     FY-END(2)
                                  SHARES             ------------- -------------
                                 ACQUIRED    VALUE   EXERCISABLE/  EXERCISABLE/
NAME                            ON EXERCISE REALIZED UNEXERCISABLE UNEXERCISABLE
----                            ----------- -------- ------------- -------------
William F. Berry...............       0         0     0/2,254,925  0/$7,892,238
John S. McKinney...............       0         0     0/1,127,462  0/$3,946,117
William F. Locklin.............       0         0        0/80,000  0/$  280,000
Steven E. Nadelman.............       0         0        0/80,000  0/$  280,000
Grace M. Crickette.............       0         0        0/20,000  0/$   70,000

--------
(1) The stock options listed were granted on February 20, 1997 pursuant to the Company's 1997 Plan. The options, except for the options of Messrs. Berry and McKinney, become exercisable beginning on the first anniversary after the grant, at a rate of 20% in each year for five years as long as the optionee remains an employee of the Company. The options of Messrs. Berry and McKinney become exercisable in 10 equal installments over a 9.5 year period from the date of the grant, with the first portion becoming exercisable on the one-year anniversary of the grant date. The maximum term of each option granted is 10 years from the date of grant.
(2) This amount represents solely the difference in the market price ($23.50) on the last trading day of the fiscal year, December 31, 1997, of those unexercised options which had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the value of such options are made or intended.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS

  The following is a comparison of the cumulative total stockholder return on a $100 investment in the Common Stock with the cumulative total return of a $100 investment in the S&P 500 and in the Russell 2000 Index for the period from February 21, 1997 (the day the Common Stock commenced trading) through December 31, 1997. The total return on the Common Stock is measured by dividing the difference between the Common Stock price at the end and the beginning of the measurement period by the Common Stock price at the beginning of the measurement period.

  The two comparison indexes are intended to provide a relevant comparison of total annual return in the time period (through December 31, 1997) in which the Company's Common Stock has been publicly traded.

                              U.S. RENTALS, INC.
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    FEBRUARY 21, 1997 TO DECEMBER 31, 1997*

Measurement Period                             S&P         RUSSELL
(Fiscal Year Covered)           USR         500 INDEX       2000
-------------------          ----------     ---------    ----------
Measurement Pt-
02/21/97                     $100           $100         $100
03/31/97                     $ 90.06        $ 94.43      $ 93.5
06/30/97                     $125.78        $110.4       $108.19
09/30/97                     $130.75        $118.15      $123.87
12/31/97                     $116.77        $121.04      $119.28

--------
* This section of the Proxy Statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings of the Company pursuant to the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the section by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either such Acts.

                         COMPLIANCE WITH SECTION 16(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and NYSE. These persons are required by regulation of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during the fiscal year ended December 31, 1997, the Company's officers, Directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for Mr. Renken who inadvertently failed to make a required filing.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the IPO, the Company had no Compensation Committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made by the Company's Board of Directors, except that Messrs. Berry and McKinney did not participate as board members in decisions concerning their own compensation. No officers or employees of the Company, other than William F. Berry and John S. McKinney, participated in deliberations concerning such compensation matters. After the IPO, the Company appointed a Compensation Committee consisting of Messrs. Miscoll (Chairman), Paulson, and Renken.

                             CERTAIN TRANSACTIONS

REGISTRATION RIGHTS AGREEMENT

  In February 1997, the Predecessor and the Company entered into a Registration Rights Agreement under which the Predecessor (and certain permitted transferees) is entitled to certain rights with respect to the registration of its shares of Common Stock under the Securities Act. Under this agreement, the Predecessor has the right to cause the Company to file a registration statement on Form S-1 with respect to its Common Stock on two separate occasions. Additionally, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of others, the Predecessor is entitled, subject to certain limitations and exceptions, to notice of such registration and is entitled to include shares of Common Stock therein. Finally, at any time after the Company becomes eligible to file registration statements on Form S-3 under the Securities Act, the Predecessor may require from time to time that the Company file such registration statement with respect to its shares of Common Stock. All fees, costs and expenses of any such registration (other than underwriting fees and commissions) will be borne by the Company.

IPO RELATED AGREEMENTS

  In February 1997, the Company and the Predecessor entered into an asset contribution agreement (the "Asset Contribution Agreement") effective immediately prior to the consummation of the IPO. Under this agreement, the Predecessor transferred substantially all of its operating assets and associated liabilities to the Company in exchange for 20,748,975 shares of Common Stock of the Company, representing all of the outstanding capital stock of the Company prior to the consummation of the IPO. The Predecessor retained only non-operating assets and liabilities, including approximately $25.7 million of notes receivable from related parties and approximately $24.4 million of notes payable to related parties. For a period of five years from the consummation of the IPO, the Predecessor has agreed to indemnify the Company and any of its Directors, officers, employees and agents against any losses incurred by any of them arising from any of the assets and liabilities not transferred from the Predecessor in the Company's recapitalization done immediately prior to its IPO. For the same period, or the expiration of the applicable statute of limitations in the case of taxes and environmental liabilities, the Company has agreed to indemnify the Predecessor and its Directors, officers, employees and agents against any losses incurred by any of them arising from the operating business and any of the assets and liabilities transferred to the Company in the IPO Related Transactions. The Predecessor will indemnify the Company against any liability for taxes relating to any of the assets and liabilities not transferred as part of the IPO Related Transactions.

  In January 1997 the Predecessor entered into a Cancellation of Deferred Compensation Agreement with each of William F. Berry and John S. McKinney. Pursuant to such agreements, the Predecessor paid Messrs. Berry and McKinney approximately $13.3 million and $6.7 million, respectively, and the Predecessor's prior deferred incentive compensation agreements were terminated. The cost of the cancellation was expensed in the income statement of the Company in the first quarter of 1997.

REVOLVING LINE OF CREDIT

  On April 15, 1997, the Company entered into a revolving line of credit agreement with Mr. Colburn. The note accrues interest at a rate equal to the rate charged by Bank of America on loans to the Company with changes in the rate on the first business day of each month. Interest is payable monthly. As of December 31, 1997, the outstanding balance was approximately $17 million at a rate of 5.9%.

REAL PROPERTY

  The Company leases two pieces of property from each of Mr. Berry, the Company's President and Chief Executive Officer, and a member of his immediate family. The total annual lease payments for 1997 to Mr. Berry and to such family member were $103,000 and $89,000, respectively. Further, Mr. Berry purchased one of the aforementioned properties from the Predecessor in March 1996 for $640,000, a price the Predecessor believed to be the fair market value. The Company leases two pieces of property from an immediate family member of the Principal Stockholder. The total annual lease payments made to such family member in 1997 were $63,000. The Company believes that these leases are on commercially fair and reasonable terms.

MISCELLANEOUS

  Prior to the consummation of the IPO, the Predecessor had a $2.5 million revolving credit arrangement (which provided for interest at a bank reference rate plus 0.5%) with USR Leasing Company ("USRL"), an entity owned by the Principal Stockholder. The Predecessor leased non-rental vehicles from USRL under operating leases and agreed with USRL's lender to guarantee up to $7.0 million of USRL's indebtedness. Lease charges from USRL amounted to approximately $441,000 for 1997. Prior to the consummation of the IPO, the Principal Stockholder contributed all of the stock of USRL to the Predecessor and the Predecessor contributed such stock to the Company as part of the IPO Related Transactions. USRL's accounts have been combined with those of the Predecessor in the Company's Combined Financial Statements.

  The Predecessor made various investments in unrelated businesses through entities controlled by the Principal Stockholder. Such investments were not transferred by the Predecessor to the Company.

  The Company has implemented a policy requiring that any material transaction with an affiliated party is subject to approval by a majority of the Directors not interested in such transaction, who must determine that the terms of any such transaction are no less favorable to the Company than those that could be obtained from an unaffiliated third party.

                        FINANCIAL AND OTHER INFORMATION

  The Company's Annual Report for the fiscal year ended December 31, 1997, including financial statements, is being sent to Stockholders of record as of the close of business on March 12, 1998, together with this Proxy Statement. The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission to any Stockholder who submits a written request to the Assistant Secretary at the Company's offices at 1581 Cummins Drive, Suite 155, Modesto, California 95358.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Upon recommendation of the Audit Committee, the Board of Directors of the Company has appointed Price Waterhouse LLP as the Company's independent public accountants for the 1998 fiscal year. Price Waterhouse LLP has served as the Company's independent public accountants for the past 15 years. Services provided to the Company and its subsidiaries by Price Waterhouse LLP in fiscal 1997 included the examination of the Company's financial statements for the fiscal year ended December 31, 1997, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and consultations on various tax matters.

  The Company expects representatives of Price Waterhouse LLP to be present at the Annual Meeting and to be available to respond to appropriate questions from Stockholders. The Price Waterhouse LLP representatives will be given an opportunity to make a statement if they desire.

  Ratification of appointment of Price Waterhouse LLP as the Company's independent public accountants for fiscal 1998 will require the affirmative vote of a majority in voting shares of the Common Stock represented in person or by proxy at the Annual Meeting. If the Stockholders do not make such ratification, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1998.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended to be presented at the 1999 annual meeting of Stockholders must be received by the Company at its principal executive offices not later than December 1, 1998, for inclusion in the Company's proxy statement and form of proxy relating to the meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no matters to be presented for action by the Stockholders at the Annual Meeting other than those described in this Proxy Statement. Unless otherwise indicated, if any other matter is properly brought before the meeting and may be properly acted upon, the persons named in the accompanying form of proxy will be authorized by such proxy to vote the proxies thereon in accordance with their best judgment.

                                          For the Board of Directors

                                          /s/ John McKinney

March 31, 1998                            John McKinney
                                          Chief Financial Officer,
                                          Vice President and
                                          Assistant Secretary

                              U.S. RENTALS, INC.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     I/we hereby appoint the President and Chief Executive Officer, William F. Berry, and the Chief Financial Officer, John S. McKinney, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent me/us and to vote, as designated on the reverse, all common shares of U.S. Rentals, Inc. held of record by me/us on March 12, 1998, at the Annual Meeting of Stockholders on Friday, May 7, 1998, in the Century Plaza Hotel, located at 2025 Avenue of the Stars, Los Angeles, California at 9:00 a.m. Los Angeles Time, and at any adjournment thereof.

                           (CONTINUED ON OTHER SIDE)

                Please Detach and Mail in the Envelope Provided

[X] Please mark your                                                 |
    votes as indicated                                               |___
    in this example.


                               WITHHOLD
                      FOR      AUTHORITY
1. Election of        [_]         [_]
   Directors

For, except vote withheld for the following nominees:
_____________________________________________________

Nominees:  Richard D. Colburn
           William F. Berry
           John S. McKinney
           James P. Miscoll
           Robert D. Paulson
           Keith W. Renken
           Jeremiah H.B. Kean

                                            FOR   AGAINST  ABSTAIN
2.  Proposal to ratify the Appointment of   [_]     [_]      [_]
    Price Waterhouse LLP as the Independent
    Auditors for the Company.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    This Proxy, when properly executed, will be voted in the manner directed on the Proxy by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.



___________________________  ______________________________  Dated: ______,1998
(SIGNATURE)                  (SIGNATURE IF HELD JOINTLY)

NOTED: Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, guardian, executor, administrator or trustee, please give full title as such. If a corporation, please sign in the corporate name by the president or other authorized office. If a partnership, please sign in the partnership name by an authorized person.